EXHIBIT 5

FORMAN & SHAPIRO LLP

1345 Avenue of the Americas

11th Floor

New York, NY 10105

February 8, 2023

Board of Directors

NAPCO Security Technologies, Inc.

333 Bayview Avenue

Amityville, New York 11701

Re: NAPCO Security Technologies, Inc.

Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for NAPCO Security Technologies, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 950,000 shares of common stock, par value $.01 per share, of the Company (the “Common Stock), to be issued from time to time pursuant to the Company’s 2022 Employee Stock Option Plan, 50,000 shares of Common Stock to be issued from time to time pursuant to the Company’s 2018 Non-Employee Stock Option Plan (the 2018 Employee Stock Option Plan”) and 50,000 shares to be issued from time to time under the Company’s 2020 Non-Employee Stock Option Plan(collectively referred to as the “ Plans”). In that capacity, we have reviewed the Restated and Amended Certificate of Incorporation as amended and Amended and Restated Bylaws of the Company, the Registration Statement, the Plans, the original or copies of corporate records reflecting the corporate action taken by the Company in connection with the approval of the Plan and the issuance of the Common Stock under the Plans and such other instruments as we have deemed necessary for the issuance of this opinion. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K 17 C.F.R. §229, 601(b)(5), in connection with the Registration Statement.

The opinion expressed below is limited to the General Corporation Law of Delaware and we do not express any opinion herein concerning any other law.

Based upon the foregoing, we are of the opinion that the shares of Common Stock offered under the Plans have been duly authorized and, when issued in accordance with the terms and conditions of the Plans, will be validly issued, fully paid and non-assessable.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein made, in the context of the foregoing.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Forman & Shapiro LLP

By /s/Robert W. Forman _____

Robert W. Forman